Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
(312) 550-8138
gcurtis@wcpglobal.com
IDM Pharma Reports Third Quarter Financial Results
Irvine, Calif. — November 13, 2008 — IDM Pharma, Inc. (NASDAQ: IDMI) today reported financial results for the quarter ended September 30, 2008. Financial information presented represents the consolidated results of IDM Pharma, Inc. and its subsidiary, IDM Pharma S.A.
Total revenues for the quarter were $0.4 million, and net loss was $4.2 million or $0.17 per share. Cash and cash equivalents was $18.4 million as of September 30, 2008 compared to $23.2 million as of June 30, 2008, and $28.4 million on December 31, 2007. The Company’s net cash outflow from operations for the quarter and nine months ended September 30, 2008 was approximately $3.4 million and $9.4 million, respectively. The Company believes it has adequate cash resources to support its operations into the first half of 2009 based on its current development and operating plans. The Company continues to evaluate strategic alternatives, which may include seeking strategic partners, a merger and/or the sale of all or part of its operations and assets.
“During the third and fourth quarters, we have made continued progress with our lead product candidate, L-MTP-PE, in Europe where we completed a presentation to the Scientific Advisory Group on Oncology (SAG-O) of the Committee for Medicinal Products for Human Use (CHMP), the scientific committee of the European Medicines Agency (EMEA) on November 6. The CHMP will consider the responses from the SAG-O as well as the information we have provided in assessing the marketing authorization application for L-MTP-PE at its meeting on November 17-20. We believe our responses and, if required, our presentation to the CHMP will adequately address the remaining open questions and support a positive opinion for L-MTP-PE in patients with non-metastatic osteosarcoma,” said Timothy P. Walbert, president and chief executive officer, IDM Pharma.
Quarter Ended September 30, 2008
Total revenues in the quarter ended September 30, 2008 were $0.4 million, compared to total revenues of $3.1 million for the three months ended September 30, 2007. Substantially all of the revenues for the three months ended September 30, 2008 were related to completion and final close out of activities under a government sponsored research grant at our French subsidiary, while substantially all of the revenues during the three months ended September 30, 2007 were derived from research and development activities under our collaboration agreement with sanofi-aventis for the UVIDEM program. As a result of sanofi-aventis’ decision to terminate its participation in the

UVIDEM development program in December 2007, no further such revenues related to UVIDEM were recognized after the first quarter of 2008.
Research and development (R&D) expenses decreased to $3.1 million for the three months ended September 30, 2008 from $6.4 million for the three months ended September 30, 2007. The decrease was primarily due to a $2.0 million reduction in spending related to clinical development of UVIDEM, which we placed on hold in December 2007 following sanofi-aventis’ decision to discontinue its participation in the development program, $0.9 million in reduced spending related to regulatory filings and manufacturing of L-MTP-PE, and $0.4 million in savings due to the closing of our Paris, France facility.
Selling, marketing, general and administrative (SG&A) expenses were $2.0 million and $2.7 million for the three months ended September 30, 2008 and 2007, respectively. Expenses for the 2008 period were lower primarily due to savings from the closing of our Paris facility.
Interest income for the three months ended September 30, 2008 and 2007 was $0.2 million and $0.4 million, respectively. The decrease in interest income during the 2008 period was due to lower average investment balances.
Interest expense for the three months ended September 30, 2008 and 2007 was $0.4 million and negative $2.7 million, respectively, substantially all of which is a non-cash interest expense to record the net change in the fair value of warrants issued in connection with the February and June 2007 financings. The increase in the fair value during the 2008 period is primarily due to the increase in our stock price and higher estimated volatility, compared to a decrease in fair value of the warrants during the corresponding period in 2007, primarily as a result of a decrease in our stock price during that period.
For the three months ended September 30, 2008, the Company recorded a foreign exchange gain of $0.6 million compared to a loss of $0.8 million for the three months ended September 30, 2007 in connection with the inter-company loan between its subsidiaries. The gain in 2008 was due to the decrease in the exchange rate between the U.S. dollar and the euro during the quarter ended September 30, 2008 partially offset by a lower inter-company loan balance, compared to an increase in the exchange rate between the U.S. dollar and euro during the quarter ended September 30, 2007.
Net loss for the quarter ended September 30, 2008 was $4.2 million, or $0.17 per basic and diluted share, compared to a net loss of $3.9 million, or $0.15 per share in the corresponding period in 2007.
Nine Months Ended September 30, 2008
Total revenues were $2.9 million in the nine months ended September 30, 2008, compared $9.1 million for the nine months ended September 30, 2007. Substantially all of the revenues for both periods were derived from research and development activities under our collaboration agreement with sanofi-aventis for the UVIDEM program. During the nine months ended September 30, 2008, we also had $0.4 million in revenues related to completion and final close out of activities under a government sponsored research grant at our French subsidiary. As a result of sanofi-aventis’ decision to terminate its participation in the UVIDEM development program in December 2007, no further such revenues related to UVIDEM were recognized after the first quarter of 2008.
Research and development (R&D) expenses decreased to $10.2 million for the nine months ended September 30, 2008 from $17.1 million for the nine months ended September 30, 2007. The decrease was primarily due to a $5.0 million reduction in spending related to clinical development of UVIDEM after we placed development on hold in December 2007, $1.6 million in savings resulting from lower headcount and closing of the Company’s Paris facilities, and a $0.2 million reduction in spending related to regulatory filings and manufacturing of L-MTP-PE.

Selling, marketing, general and administrative (SG&A) expenses were $7.0 million and $9.7 million for the nine months ended September 30, 2008 and 2007, respectively. The expenses in 2007 included $0.5 million in fees paid to an investment advisor in relation to the $12.9 million private equity financing completed in February 2007, $0.8 million in severance benefits for the Company’s former CEO and $0.5 million in increased spending on finance-related consultants compared to the 2008 period. Expenses for 2008 were also lower due to $0.7 million in savings from the closing of the Paris, France facility.
Restructuring expenses were $3.7 million for the nine months ended September 30, 2008, which included $3.1 million of severance benefits and $0.6 million of shutdown costs related to the closing of our facility in Paris, France.
Contract settlement income was $5.7 million in the nine months ended September 30, 2008, and was related to amounts received from sanofi-aventis in connection with the termination of its participation in the UVIDEM development program in December 2007. The settlement was classified as a reduction of expense in the Company’s statement of operations.
Interest income for the nine months ended September 30, 2008 and 2007 was $0.6 million and $0.8 million, respectively. Higher interest income in 2007 was the result of higher cash investment balances due to the February and June 2007 financings.
Interest expense for the nine months ended September 30, 2008 and 2007 was $4.6 million and negative $2.8 million, respectively, substantially all of which is a non-cash interest expense to record the net change in the fair value of warrants issued in connection with the February and June 2007 financings. The increase in the fair value during the 2008 period is primarily due to the increase in our stock price and higher estimated volatility, compared to a decrease in fair value of the warrants during the corresponding period in 2007, primarily as a result of a decrease in our stock price during that period.
For the nine months ended September 30, 2008, the Company recorded a foreign exchange loss in connection with the inter-company loan between its subsidiaries of $0.2 million, compared to a foreign exchange loss of $1.3 million for the nine months ended September 30, 2007. The larger loss in 2007 was primarily due to an increase in the exchange rate between the U.S. dollar and the euro during the 2007 period, along with a higher inter-company loan balance. In 2008, the exchange rate initially increased during the first quarter, but decreased thereafter, resulting in a smaller net foreign exchange loss for the nine month period.
Net loss for the nine months ended September 30, 2008 was $16.7 million, or $0.66 per basic and diluted share, compared to a net loss of $15.7 million, or $0.80 per share in the corresponding period in 2007.
Update on L-MTP-PE Regulatory Status
In January 2008, the Company announced that, following presentation of data at an oral explanation hearing before the Committee for Medical Products for Human Use (CHMP), the scientific committee of the EMEA, the CHMP determined in a non-binding opinion that L-MTP-PE suggested a possible clinical benefit in terms of survival and granted the Company a clock-stop, or time extension. The clock-stop allowed IDM Pharma additional time to respond to remaining questions regarding the Marketing Authorization Application (MAA). At that time, the CHMP requested clarification of the existing data in order to gain assurance about the quality of the data before drawing any final conclusions from the data presented. In addition, the Company was required to address a number of remaining questions relating to chemistry, manufacturing and controls (CMC).
In April 2008, the European regulatory authorities conducted an inspection of the Children’s Oncology Group (COG) to assess the quality of the overall survival data from the 2006 confirmatory database included in the Company’s applications for regulatory approval, and to review Good Clinical Practice (GCP) compliance of the COG in terms of patient randomization and stratification, overall survival data collection, and study monitoring. The Company supported the COG in this effort.
Following its June and September 2008 meetings, the CHMP requested the Company to provide additional data analyses from the Phase 3 L-MTP-PE trial while at the same time determining that the COG Phase 3 trial is compliant with GCP and that the database from this pivotal study can be reliably used in the evaluation process of the MAA. The Company also received feedback from the CHMP that there are no major objections remaining related to CMC.
While the Company satisfactorily addressed issues related to the positive benefit/risk assessment reached at the oral explanation meeting with the CHMP in January 2008, the CHMP invited the Company to present to its Scientific Advisory Group on Oncology (SAG-O), which meeting was held on November 6, 2008 and potentially to present to the CHMP at its monthly meeting November 17-20 to address remaining open issues arising from the assessment by the Rapporteur and Co-Rapporteur appointed by the CHMP to assess scientific matters related to L-MTP-PE. The open questions relate primarily to the data analysis in the MAA and include mechanism of action, subgroup analyses, drug-drug interactions, patient censoring and adverse events. The SAG-O is regularly convened at the request of the CHMP to provide independent advice on scientific and technical matters relating to oncology products under evaluation by the CHMP, or on any other scientific issue relevant to CHMP’s review of oncology products. The Company now believes that it will receive a final opinion from the CHMP in November of 2008 and a final decision from the European Commission in the first quarter of 2009.
The Company believes its responses to the questions posed to the SAG-O, as well as its written responses and, if required, the presentation to the CHMP at its November meeting will adequately address the remaining open questions on the MAA and support a positive opinion for L-MTP-PE in patients with non-metastatic osteosarcoma. However, if the Company receives a negative opinion from the CHMP, it will have to determine which options are available to it at that time, which may include seeking a reexamination of the negative opinion by CHMP or withdrawing the MAA in Europe. In addition, the Company would consider implementing significant cost-cutting measures, including a possible workforce reduction and the termination of L-MTP-PE development activities. The Company would also continue to assess strategic alternatives, including a possible merger or acquisition transaction, a reorganization involving in-licensing or acquisition of products, or the termination of the Company’s operations as a going concern.
As previously announced, in the United States the Company continues to work with the COG as well as external experts and advisors to gather patient follow up data from the Phase 3 clinical trial of L-MTP-PE and to respond to other questions in the non-approvable letter the Company received from the U.S. Food and Drug Administration (FDA). The Company now expects to file an amended NDA to address issues raised by the FDA by the end of the first quarter of 2009 as it focuses its resources in the near term on the securing a positive opinion for L-MTP-PE in the EU.
L-MTP-PE was granted orphan drug status in the United States in 2001 and in Europe in 2004. In Europe, the MAA was filed in November 2006 and in the United States, the NDA was submitted to FDA in October 2006 and was accepted for review in December 2006.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.

For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the timeframe in which the Company’s cash will be sufficient to meet planned operations, the Company’s plans to address the remaining questions with respect to the MAA, the belief that the Company’s responses to the questions posed to the SAG-O, as well as its written responses and, if applicable, the presentation it will make to the CHMP at its November meeting will adequately address the open questions on the MAA and support approval of L-MTP-PE from an overall clinical benefit/risk standpoint, the expected timing of a final opinion from the CHMP and of a final regulatory decision regarding the MAA in the European Union, and the possible options the Company may pursue if it receives a negative opinion from the CHMP, as well as the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE, including the expected timing for such amended NDA, and to respond to other matters raised by the FDA and plans to evaluate strategic alternatives. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, whether the Company will be able to respond to the remaining issues with regard to the MAA to the satisfaction of the CHMP, whether the CHMP will ask the Company for further information to address remaining or additional issues with regard to the MAA, which would delay the timing of a final opinion from the CHMP, whether the final opinion of the CHMP will be consistent with the non-binding opinion of the CHMP, whether CHMP will issue a negative opinion which would cause the Company to immediately impair and take a net charge related to L-MTP-PE, which would result in a substantially lower value of the assets than reflected in the Company’s unaudited condensed consolidated financial statements for the quarter ended September 30, 2008, whether the European Commission will follow the final opinion of the CHMP once issued, whether the timing for the final opinion of the CHMP and the regulatory decision in Europe will occur as expected by the Company, the timing of filing an amended NDA with the FDA, how a negative opinion from the CHMP would affect the filing of an amended NDA with the FDA, the possibility that additional data from the Phase 3 clinical trial of L-MTP-PE and other information in any amendment to the NDA for L-MTP-PE submitted by the Company may not provide adequate support for regulatory approval of L-MTP-PE in the United States within the timeframe expected by the Company, if at all, whether the Company will be able to manufacture and commercialize L-MTP-PE even if it is approved by regulatory authorities, whether the Company will be able to complete any potential strategic transaction on terms acceptable to the Company’s stockholders, how a negative opinion from the CHMP or the volatile economic environment will affect the Company’s efforts to complete a strategic transaction, and whether the cash resources of the Company will be sufficient to fund operations as planned. These and other risks affecting the Company and its drug development programs, intellectual property rights, personnel and business are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2008 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

IDM PHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues:
Related party revenue	$—	$3,113,000	$2,401,000	$8,994,000
Research grants and contract revenue	392,000	—	444,000	55,000
License fees, milestones and other revenues	5,000	10,000	12,000	30,000

Total revenues	$397,000	$3,123,000	$2,857,000	$9,079,000

Costs and expenses:
Research and development	3,061,000	6,429,000	10,199,000	17,127,000
Selling and marketing	209,000	246,000	445,000	448,000
General and administrative	1,779,000	2,477,000	6,593,000	9,216,000
Restructuring expense	(31,000)	—	3,732,000	—
Contract settlement income from related party	—	—	(5,652,000)	—

Total costs and expenses	5,018,000	9,152,000	15,317,000	26,791,000

Loss from operations	(4,621,000)	(6,029,000)	(12,460,000)	(17,712,000)

Interest income	174,000	422,000	624,000	758,000
Interest expense related to warrants	(368,000)	2,719,000	(4,638,000)	2,825,000
Other expenses, net	—	(23,000)	—	(23,000)
Foreign exchange gain (loss)	639,000	(837,000)	(181,000)	(1,299,000)

Loss before income tax	(4,176,000)	(3,748,000)	(16,655,000)	(15,451,000)
Income tax expense	(49,000)	(117,000)	(94,000)	(217,000)

Net loss	$(4,225,000)	$(3,865,000)	$(16,749,000)	$(15,668,000)

Weighted average number of shares outstanding	25,245,400	25,146,206	25,203,060	19,703,272

Basic and diluted loss per share	$(0.17)	$(0.15)	$(0.66)	$(0.80)

Comprehensive loss:
Net loss	$(4,225,000)	$(3,865,000)	$(16,749,000)	$(15,668,000)
Other comprehensive (loss) gain	(1,912,000)	1,094,000	(518,000)	1,638,000

	$(6,137,000)	$(2,771,000)	$(17,267,000)	$(14,030,000)

IDM PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$18,382,000	$28,382,000
Other current assets	834,000	4,786,000

Total current assets	19,216,000	33,168,000

Property and equipment, net	337,000	513,000
Patents, trademarks and other licenses, net	2,862,000	2,734,000
Goodwill	2,812,000	2,812,000
Other long-term assets	479,000	832,000

Total Assets	$25,706,000	$40,059,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Common stock warrants	$5,087,000	$450,000
Other current liabilities	8,820,000	11,712,000
Other liabilities	1,220,000	1,874,000
Stockholders’ equity	10,579,000	26,023,000

Total liabilities and stockholders’ equity	$25,706,000	$40,059,000